EXHIBIT 99.1

Educational Development Corporation Announces Results for Third Quarter and Year-to-Date Fiscal Year 2015

TULSA, Okla., Jan. 14, 2015 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today announced record net revenues for the fiscal third quarter and the nine months ended November 30, 2014.

For the nine months ended November 30, 2014, EDC reports record net revenue of $24,923,000, a 23% increase of $4,715,400 when compared to $20,207,600 for the same period in the previous year and net earnings of $762,200 compared to $670,800. Earnings per share were $0.19 compared to $0.17 the previous year on a fully diluted basis.

Net revenue for the quarter ended November 30, 2014 was also a Company record $10,936,500 when compared to $8,502,000 for the same quarter last year up 29%, however net earnings were off slightly, down 4%.

The home business division, Usborne Books & More ("UBAM"), has now recorded 19 consecutive months of revenue growth after nine years of decline. Net revenues for the first nine months of fiscal year 2015 were up 39% over the same period in fiscal year 2014, and for this quarter up 49%. Reflective of this net revenue gain, the number of sales associates joining our organization March-November has more than doubled at 5,500 as compared to 2,600 over the same period last year. Our number of active sales consultants is up 51% when comparing this quarter end to the prior year quarter end.

The publishing division, EDC Publishing, recorded net revenues up 3% at $9,022,600 for the nine months ended November 30, compared to $8,744,500 for the fiscal year-to-date period, while the quarter was off 5.5% due to timing differences on receiving large orders. Indicative of that occurrence, December net revenue was up 48% over December last year and we expect this division to record its fourth consecutive record net revenue year. Industry-wide statistics for bookstores reflect an 8% decline during the same period.

The net earnings for the quarter were negatively impacted by the revenue timing issues in the Publishing division and by additional sales incentives in the UBAM Division. Also, the previously-announced improvement in shipping rates has not been fully utilized and will be in the fourth quarter before the full impact will be felt.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS
	Three Months Ended November 30,		Nine Months Ended November 30,
	2014	2013	2014	2013

NET REVENUES	$ 10,936,500	$ 8,502,000	$ 24,923,000	$ 20,207,600
EARNINGS BEFORE INCOME TAXES	858,200	927,400	1,254,100	1,118,400
INCOME TAXES	331,800	379,600	491,900	447,600
NET EARNINGS	$ 526,400	$ 547,800	$ 762,200	$ 670,800

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.13	$ 0.14	$ 0.19	$ 0.17
Diluted	$ 0.13	$ 0.14	$ 0.19	$ 0.17

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	4,009,418	3,964,830	3,998,050	3,967,092
Diluted	4,009,418	3,964,830	3,998,050	3,967,092

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522